Exhibit 10.3

Letter of Authorization

We hereby authorize Panzhihua City Commercial Bank Co., Ltd. Huayang Sub-branch to deal with the online lending fund depository business on behalf of our bank. The authorization includes but is not limited to signing relevant business contracts and agreements, collecting relevant fees, performing due diligence on business, conducting access audit and opening relevant accounts for deposit management clients on behalf of Panzhihua City Commercial Bank Co., Ltd. The authorization is valid for three years.

Panzhihua City Commercial Bank Co., Ltd.

Signature of Legal Representative (Authorized Representative): /s/ Li Yuhui

/s/ Jiang Xiaohui

May 17, 2017

Seal: Panzhihua City Commercial Bank Co., Ltd.

Online Lending Fund Depository Cooperation Service Agreement

Party A: Sichuan Zhongbei Technology Co., Ltd.

Address: W2-1735, Global Center, Chengdu, Shichuan

Tel: 028-65279298

Post Code: 610000

Party B: Panzhihua City Commercial Bank Co., Ltd. Chengdu Tianfu New Area Sub-branch

Address: No. 186, Zhengdong Middle Street, Huayang, Chengdu

Tel: 028-62566503

Post Code: 610000

As a legally established and validly existing online lending platform, Party A provides investors and financiers with services such as information gathering, information disclosure, credit evaluation, information exchange and loan matching.

Party B is a banking financial institution legally established and valid existing by virtue of the approval by the China Banking Regulatory Commission.

In order to protect the safety and integrity of client funds, safeguard the legitimate rights and interests of clients and promote the common development of both parties, according to the Contract Law of the People's Republic of China, the Guiding Opinions on Promoting the Healthy Development of Internet Finance, the Interim Measures for the Administration of the Business Activities of Online Lending Information Intermediary Institutions, the Guidelines for the Online Lending Fund Depository Business and other laws and administrative regulations, Party A and Party B, on the principles of legality, fairness, integrity, equality and voluntariness, through full negotiation, have reached the following agreements and promise to strictly abide by the provisions of this Agreement and fulfill their respective obligations hereunder.

Article 1 Interpretation

(I) Online Trading Platform Fund Depository System (hereinafter referred to as “Fund Depository System”): It is a system developed by Party B for online lending transaction fund depository business, with main functions including account opening, card binding/unbinding, inquiry, recharging, transfer, withdrawal, clearing reconciliation, and fund depository business.

(II) Party A’s Platform Client (hereinafter referred to as “Party A’s Client”): It refers to the individual or organization that registers on the online trading platform operated by Party A and opens a client transaction account on Party A’s platform.

(III) Client Transaction Account: It refers to the account specifically for transaction purposes opened by Party A’s Client with Party A, which corresponds to the client transaction settlement fund management account opened with Party B’s Fund Depository System. Party B uses this account for transaction control, clearing and settlement, interest payment, etc. The specific interest payment issue is subject to an agreement between Party A’s Client and Party A. Party B does not assume any responsibility for this.

(IV) Client Transaction Settlement Fund Management Account: It refers to the sub-account opened by Party B for Party A’s Client with the Fund Depository System to manage the funds of Party A’s Client for the online lending transaction settlement. Client transaction settlement fund management account records the change details of the online lending transaction settlement funds of the client and is bound to the bank settlement account registered by the client with Party B and the transaction account opened by it with Party A.

(V) Account Opening: It refers to that Party B opens a transaction settlement fund management account for Party A's Client with the Fund Depository System after Party A's Client enters into the Tripartite Agreement on Deposit of Online Transaction Funds with Party A and Party B via Party A’s service channel.

(VI) Card Binding: It refers to that Party A's Client establishes a binding relationship with its client transaction settlement fund management account and its bank settlement account held with Party A via the service channel provided by Party A, after which recharging and withdrawal can be achieved through the bank settlement account.

(VII) Recharging: It refers to that Party A’s Client transfers funds to its client transaction settlement fund management account under the deposit account opened by Party A with Party B’s Fund Depository System.

(VIII) Transfer: It refers to that funds, after the successful investment transaction, are transferred from the client transaction settlement fund management account held by Party A's Client (for example, as an investor) to the client transaction settlement fund management account held by the financier or that funds, in time of repayment, are transferred from the client transaction settlement fund management account held by Party A's Client (for example, as a payer) to the client transaction settlement fund management account held by the investor.

(IX) Withdrawal: It refers to that Party A’s Client transfers funds from the client transaction settlement fund management account back to the bound bank settlement account.

(X) Platform Transaction Amount: It refers to that the accumulated loan amount successfully raised and issued by the platform within a certain period of time.

Article 2 Content of Cooperation

(I) Party A is responsible for the construction and operation of its own platform and provides intermediary services such as loan information exchange, matching and credit evaluation for Party A’s Client. Party A entrusts Party B to provide fund depository services for it.

(II) Party B provides the online platform Fund Depository System for Party A and renders Party A's Client with such payment channel services as fund depository management, client identity verification, authenticity verification of client fund transfer instructions and fund depository account recharging and withdrawal.

(III) Both Party A and Party B are responsible for the safety, effectiveness, timeliness and accuracy of their respective systems.

Article 3 Business Process

(I) Account Opening:

1. Client transaction settlement fund management account: Party A's Client is registered as the user of the loan client system through Party A's online lending platform system, and at the same time, after the verification of client identity authenticity and the bank settlement account is completed, opens a client transaction settlement fund management account with Party B’s Fund Depository System, with the password kept. Party A’s Client shall abide by the operation rules determined by Party B for the client transaction settlement fund management account and cooperate with Party B to complete client identification and other related verification.

2. Fund Depository Account Opening: Party A opens a settlement account according to Party B's regulatory business rules at the business organization designated by Party B.

(II) Fund Deposit and Withdrawal

Party A's Client initiates a recharging instruction through Party A’s platform, with the balance in the client's own bank settlement account reduced and that in the fund depository account balance increased. The increase of the corresponding recharged amount is registered in Party A’s online fund lending platform system and Party B’s Fund Depository System.

Party A’s Client initiates a withdrawal instruction through Party A’s platform, and Party B receives the instruction and verifies the identity of the Party A’s Client by means of password verification. After the verification is passed, Party B transfers the corresponding funds from the fund depository account to the bank settlement account bound by Party A's Client, with the balance in the fund depository account reduced and that in the client bank settlement account increases. The deduction amount of the corresponding client is registered in Party B’s Fund Depository System.

The business processes involved in fund deposit and withdrawal such as fund transfer, fund clearing, reconciliation and error handling, and the corresponding rights and obligations are subject to a separate agreement by Party A and Party B with the third-party payment institution that provides the payment channel.

(III) Investment Target Transaction Management

Party A’s Client’s instructions for the lending target on Party A’s platform are provided by Party A to Party B, and Party B checks and registers such instructions in the Fund Depository System.

Article 4 Rights and Obligations

(I) Rights and Obligations of Party A

1. Party A shall strictly abide by the national laws, administrative regulations and the regulations of relevant authorities, be qualified for engaging in relevant business, and handle the corresponding administrative license or filing in accordance with the law.

2. Party A shall provide Party A’s Client with services in accordance with the requirements of the Interim Measures for the Administration of the Business Activities of Online Lending Information Intermediary Institutions and the Guidelines for the Online Lending Fund Depository Business and bear corresponding responsibilities according to the relevant requirements of the management measures.

3. Party A shall furnish Party B with the authentic corporate qualification documents, brand introduction information, business description and relevant legal certificates and authorize Party B to investigate and verify Party A’s credit status based on the needs of business management. Party A shall bear all the consequences arising from false, inaccurate and untrue data. Party A shall notify Party B in writing and present Party B relevant proof in accordance with Party B's requirements when Party A's business information changes may affect the content of the trilateral cooperation, including but not limited to the entity, Party A’s company name, legal representative, and business liaison.

4. Party A shall be responsible for the daily operation and maintenance of the online fund lending platform and ensure that the connection is established with Party B according to the technical standards such as interface standards and data formats agreed by both parties.

5. Party A shall ensure that the online fund lending platform’s business is legal. Party A shall be solely liable for client disputes such as complaints arising from the website violating national laws and regulations, false or inaccurate legal information as well as the losses caused to Party B.

6. Party A shall ensure that the instructions sent to Party B’s system are consistent with the client's submission and be responsible for the timeliness, security and confidentiality of the information transmission process. Party A (including the employees of Party A, its partner organizations, associated parties and the employees thereof; the same below) shall not collect, intercept or embezzle the client’s bank account and password information by illegal means and methods and shall not submit any transaction instruction on behalf of the client without the authorization thereof. Party A shall be solely responsible for any client complaints, legal liabilities, economic losses, etc. caused by the instruction that is sent by Party A without the authorization of the client or is not inconsistent with the client’s submission or is wrong.

7. Party A may charge Party A’s Client for the service fee. Party B completes the operation according to Party A’s Client payment order. The service fee between Party A and Party A’s Client is completely resolved by Party A. Party B does not assume any responsibility therefor.

8. During the cooperation period, Party A may not transfer the technical interfaces, security protocols and certificates provided by Party B to any other third party without the permission of Party B. After the termination of cooperation between the two parties, Party A shall promptly destroy all technical documents provided by Party B and shall not use them or transfer them to any other third parties without authorization.

9. Party A shall properly keep its own management account and password, and Party A shall be liable for all losses caused by its own improper keeping and use of the account number and the password.

10. In the event of a suspicious risk transaction or suspected risk hazard, Party A, as requested by Party B, shall provide or assist Party B in providing the information on Party A’s Client to the judiciary and other authorities.

11. Party B, in accordance with laws, administrative regulations and the requirements of competent authorities, shall cooperate with Party A’s data acquisition demand and provide client transaction flow. Party B shall not provide personal information concerning the client ID card and the bank card without the investigation or approval by the competent authority.

12. When opening a fund depository account with Party B's relevant business institutions, Party A shall provide a valid seal impression pursuant to Party B's regulatory business rules.

13. Party A shall not use externally such misleading content such as “bank guarantee” or “whole-process fund regulation”. Party A may not use Party B’s corporate logo on its website and related communication materials without the permission of Party B. If Party A fails to comply with the foregoing requirements, Party A must immediately remove the corresponding promotional content and bear the material and reputational damage caused to Party B.

14. Where Party A has any change that may affect the normal operation of Party B’s fund depository services, like name change, changes in the registration information of legal representative, business change, business address change, website change or termination, and website revision or upgrade. Party A shall notify, in a written form with the official seal, Party B at least 5 days in advance. A failure to do so will be considered as a breach of contract, in which case Party B has the right to suspend the relevant services once knowing the said changes. Party A shall be solely responsible for any loss caused by Party A's failure to notify Party B in time.

15. Party A must perform investment risk warning and education to users and fully state that Party B does not assume any responsibility for investment risks. All disputes arising from investment risks shall be borne and resolved by Party A. Party B shall not bear the relevant responsibilities.

16. Party A shall ensure that, during the system access, it can well cooperate with all work within the specified time limit pursuant to the requirements of Party B. Party A shall be solely responsible for Party A's Client complaints, legal liabilities and economic losses arising from its failure to follow Party B’s requirements and time nodes to complete system access.

(II) Rights and Obligations of Party B

1. Party B opens a fund depository account for Party A.

2. Party B conducts legal information collection and identity authentication of Party A’s Client. Party B has the right to request Party A to assist Party B in completing the identity authentication of Party A’s Client.

3. Party B is responsible for the construction, operation and maintenance of the online transaction platform Fund Depository System and for the security, confidentiality and accuracy in the information processing of its account system in accordance with laws, regulations and banking regulatory requirements.

4. Party B completes the operation according to the instructions sent by Party A and Party A's Client, but Party B has the right to verify the payment instructions from Party A and Party A's Client in one or more ways, like real-name verification, password verification, bank card verification and order matching, at different stages. Party B has the right to refuse to perform the operation of the instructions failing to pass the verification.

5. Party B has the right to conduct on-site inspection and website inspection on Party A according to the needs of risk control. The content of inspection includes, but is not limited to, whether the actual business location is true, whether the legal representative is true, whether the risk control management system is perfect, the situation of the independent risk control department, the degree of website transaction content matching the background data. Party A shall actively cooperate with Party B’s work and Party B has the right to take relevant measures according to the inspection result.

6. Party B does not assume any responsibility for the operational risks and investment risks of Party A. It does not assume any guarantee responsibility for the investor and is not liable for any default loss caused by the financier.

7. Party B issues a depository report to Party A on a scheduled basis (monthly).

8, Party B collects interest on Party A’s fund depository account at the national legal rate of interest. The interest is credited to Party A's fund depository account opened by Party A with Party B on the expiry date for interest.

9. Party B is not responsible for reviewing the authenticity, legality and compliance of Party A’s platform project.

10. Party B is not liable for the transaction delays or transaction failures caused by the technical problems of the PBOC trading system, the trading system of the bank card clearing house, or other faults not attributed to Party B.

11. If the balance of Party A’s fund depository account is insufficient, Party B reserves the right not to perform the transaction instructions in the event of such insufficient balance. Party B is not liable for the loss therefrom.

12. Party B shall perform the obligation of anti-money laundering regulation on the depository funds in accordance with the relevant regulations. Party A shall perform and cooperate with Party B to perform this obligation.

13. According to regulatory requirements, Party B can provide Party A’s related transaction information for government regulatory authorities for verification when necessary.

Article 5 Brand Management

Party A shall not use Party B’s brand and the cooperative business under this Agreement to make false, exaggerated or misleading advertisements. Without the permission of Party B, Party A shall not authorize other third parties to use Party B’s brand logo. It shall be the sole responsibility of Party A to bear the legal liabilities and economic losses arising from Party A’s improper use of Party B’s brand. Party B has the right to request rectification or cancel the authorization and hold Party A legally liable if Party B's brand image is damaged due to Party A’s fault.

Article 6 Fees and Margin

Party B charges Party A the following fees according to the following criteria:

1. Party B charges a system access fee of RMB 100,000. If the cooperation is terminated, Party B will not refund the system access fee charged.

2. Party A estimates that its transaction amount via Party B’s platform during the cooperation period is about RMB 300 million. Party B charges a depository service fee of RMB 100,000/year according to Party A’s estimate. If Party A’s transaction amount via the platform is about to exceed RMB 300 million during the cooperation period, the depository service fee shall be prepaid as per 0.05% of the estimated excess amount before the excess. If insufficient balance of the depository service fee results in the arrearage, Party B shall have the right to stop Party A's each business during the arrearage period. If the cooperation is terminated, Party B will not refund the depository service fee collected.

3. Party B collects a system maintenance fee of RMB 100,000 /year.

4. Where Party B unilaterally terminates the partnership in the absence of major violations by Party A, Party B shall refund the relevant fees prepaid by Party A.

5. Where Party B fails to complete the access within three months after receiving the first payment, Party A and Party B shall bear the loss according to their own responsibilities. Where such failure is due to Party A’s fault, Party B will not refund the pre-paid fees; Where such failure is due to Party B’s fault, Party B shall refund the pre-paid fees to Party A; Party B shall refund 60% of fees prepaid by Party A where Party B is unable to provide services due to policy reasons.

Article 7 Fee Settlement and Payment Method

1. Before both parties start the system access cooperation, Party A shall credit RMB _/_ into the margin account as the margin for the system access cooperation. After the transition period ends, Party B will return the margin. In the process of system access, where the cooperation is terminated due to Party A’s reason, the margin will not be refunded.

2. Party A shall pay the system access fee and the annual system maintenance fee within five working days after signing and stamping by the parties.

3. Party B collects the fund depository service fee: Party A shall pay Party B the fund depository service fee for the first year within 10 days after the project is officially launched. The payment cycle shall be calculated from the date of the first payment. The next year's fund depository service fee should be paid before the start of the next payment cycle.

Article 8 Intellectual Property Rights

Either party has all rights related to the content of its own network services, including but not limited to texts, software, sounds, pictures, videos, graphics, advertisements, and emails, all of which are subject to the legal protection in terms of copyrights, trademark rights, intellectual property rights and property rights.

Article 9 Obligation of Confidentiality

During the performance of this Agreement, Party A and Party B shall be obliged to keep confidential the business and technical secrets of any party that they are aware of. No party may disclose the obtained business and technical secrets of the other party to any third party or use them for improper purposes. The confidentiality obligations of either party continue to exist after the termination, alteration or dissolution of this Agreement until the business and technical secrets of the two parties become public for their own reasons.

Article 10 Risk Warning

(I) Party B provides fund depository services for Party A and does not involve Party A's business practice. Party B does not assume any legal liability regarding fee collection, loan defaults and other disputes between Party A and Party A’s Client.

(II) Party B does not assume any responsibility for the investment risk of Party A’s platform and any guarantee responsibility for the investor, and is not liable for the loss arising from the default by the financier.

(III) Either party shall ensure that its commercial activities will not cause any economic or reputational losses to the other party. If any party has difficulties in cash flow, a shutdown due to illegal business operation, a criminal offence of illegal fund-raising, etc., it will bear all the consequences of the aforementioned risks independently.

(IV) After the signing of this Agreement, both parties shall actively cooperate with each other to do a good job in system access. If the systems fail to be successfully accessed within 3 months from the date of signing this Agreement, both Party A and Party B shall have the right to terminate the cooperation, and each party shall bear their own losses solely, including but not limited to development costs, due diligence fees and direct or indirect losses.

Article 11 Force Majeure

(I) “Force Majeure” means an objective situation that occurs after the signing of this Agreement and cannot be foreseen, avoided and overcome by the affected party. The party suspending the service shall not be liable for the service suspension due to such force majeure as the system upgrade or failure of the telecommunications and banking departments or the unintentional or non-negligent default by a party.

(II) A party that cannot perform or cannot fully perform this Agreement due to force majeure may be partially or totally excused from performing its duties hereunder. After the occurrence of force majeure, both parties shall immediately negotiate on whether to continue to perform or terminate this Agreement.

Article 12 Waiver and Subsequent Legislation

(I) Any party’s failure to exercise its right or to take action against the other party's breach shall not be considered as a waiver of such right.

(II) Where there is any disparity between the country's subsequent legislation or the change in laws and regulatory regulations and this Agreement, either party may propose to amend or supplement this Agreement in accordance with the subsequent legislation or legal provisions, in which case the parties shall negotiate the follow-up cooperation matters and sign a supplementary agreement.

Article 13 Dispute Resolution and Governing Law

Both Party A and Party B shall resolve the dispute arising from or in connection with this Agreement in a timely manner. If the negotiation fails, any party may file a lawsuit with the People's court in the place where Party B is located.

The conclusion, entry into force, change, performance, dissolution, termination and interpretation of this Agreement and all matters arising therefrom shall be governed by the laws and administrative regulations of the People's Republic of China.

Article 14 Term and Termination

(I) This Agreement is valid from November 16, 2017 to November 15, 2018. If the parties fail to reach a consensus on the renewal of this Agreement and sign the relevant agreement within one month prior to the expiration of this agreement, this Agreement will naturally terminate upon expiration.

(II) In the following circumstances, the observant party may terminate this Agreement immediately after serving a written notice to the defaulting party:

1. A party is in violation of this agreement, fails to fulfill its obligations hereunder and fails to make correction after receiving a written notice from the other party.

2. A serious violation of the provisions of this Agreement by a party during the term of this Agreement results in the failure of the purpose of this Agreement.

3. During the term of this Agreement, client complaints, disputes and other risk events caused by a party’s breach of this Agreement result in other losses including but not limited to reputational and actual economic losses to the other party.

(III) Party B has the right to issue a rectification notice or a risk warning letter to Party A in the following circumstances, and take necessary restrictive measures. Where Party A fails to meet the rectification requirements within the period specified in the rectification notice, this Agreement shall immediately terminate after Party B sends a Written Notice of Discharge of Contract to Party A. In this case, Party B will recover its losses due to the following circumstances and Party A has no right to request Party B to return the fees it has paid:

1. Party A’s website is suspected of violations of laws and regulations (including but not limited to suspected illegal fundraising by Party A, Party A’s use of its online lending platform to illegally absorb public deposits, dishonest business, fraud, theft of client funds, failing to make correction when judiciary authorities and financial regulatory agencies require Party A to suspend business or impose a penalty on Party A);

2. Party A is found with a major transaction risk based on on-site and website inspection or the judgment by Party B’s risk control system but refuses to cooperate with Party B to take relevant measures;

3. During the term of this Agreement, Party A has a major risk event that makes the purpose of this agreement unachievable, including but not limited to client complaints, abnormal operations of the website, a large number of offline adjustments of accounting affairs without justified reasons;

4. Party A’s business qualifications have undergone major changes and are not in line with the purpose of this Agreement.

(IV) In the process of rectification, if Party B finds that there is a significant risk in Party A’s related behavior but Party A refuses to cooperate with Party B to take relevant measures, in order to protect the safety of the client’s funds, Party B has the right to start the risk protection mechanism (including but not limited to limiting the functions of the problem account and deducting the risk deposit) while issuing a Written Notice of Discharge of Contract.

(V) If this Agreement is discharged or terminated in advance, the parties shall agree on closing time and other termination related matters of the account system. Party A and Party B shall perform account fund clearing, and Party A shall tell the client to withdraw cash within the agreed time.

(VI) If this Agreement is naturally terminated, Party B will close the trading channel within 10 working days after the termination. Party A shall issue an announcement on its website to explain the situation and tell the client to withdraw cash in time. If the client fails to withdraw cash within 10 working days after the termination of this Agreement and the channel has been closed according to the foregoing terms, Party B has the right to transfer the funds in the depository account held by Party A's Client to the banking account bound to the depository account. Party A should fully cooperate to provide real, legal and effective binding account information. Party B shall have not further depository obligation to the funds unsettled on Party A’s platform.

(VII) If this Agreement conflicts with or cover any similar agreement previously signed by Party A and Party B in terms of terms and validity, this Agreement shall prevail.

This Agreement is made in quadruplicate, with each party holding two copies with the same legal effect, and becomes effective after being signed and sealed by both parties.

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This page is dedicated for the signature and the seal by both parties.

Party A: Sichuan Zhongbei Technology Co., Ltd. (Stamped)

Signature of Legal Representative (Authorized Representative): /s/ Du Yong

Date of Signing: November 16, 2017

Party B: Panzhihua City Commercial Bank Co., Ltd. Chengdu Tianfu New Area Sub-branch (stamped)

Signature of Legal Representative (Authorized Representative): /s/ Jiang Xiaohui

Date of Signing: November 16, 2017